UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2006

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On March 15, 2006, salesforce.com, inc. (the “Registrant”) awarded cash bonuses to its executive officers. The bonus amounts were based primarily on the achievement of specific corporate and individual goals since February 1, 2005, the start of Registrant’s current fiscal year, net of mid-year bonus payouts made on September 30, 2005. The following table sets forth the bonus amounts paid on March 15, 2006 to the Registrant’s named executive officers as approved by the Compensation Committee of the Registrant’s Board of Directors and the Registrant’s Chief Executive Officer:

Named Executive Officer	Position	Bonus Amount
Marc Benioff	Chairman of the Board and Chief Executive Officer	$0
Jim Steele (1)	President, Worldwide Sales and Distribution	$272,100
Steve Cakebread (2)	Chief Financial Officer	$141,204
Parker Harris (3)	Executive Vice President, Technology	$93,250
Kenneth Juster (4)	Executive Vice President, Law, Policy and Corporate Strategy	$34,800
John Freeland (5)	President, Worldwide Operations	$11,893

(1)	Mr. Steele was paid a mid-year bonus on September 30, 2005 of $75,000.

(2)	Mr. Cakebread was paid a mid-year bonus on September 30, 2005 of $34,896.

(3)	Mr. Harris was paid a mid-year bonus on September 30, 2005 of $25,000.

(4)	Mr. Juster has a guaranteed bonus of $50,000 per quarter during his first year of employment. The amount listed is the overachievement amount.

(5)	Mr. Freeland has a guaranteed bonus of $75,000 per quarter during his first year of employment. The amount listed is the overachievement amount.

In addition to the bonuses paid above, the Registrant paid bonuses on March 15 to its other executive officers totaling $277,885 in the aggregate.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2006	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel